Exhibit 22.(d)(4)

Investment Advisory Agreement for Transamerica Premier Institutional Bond, Premier Institutional Small/Mid Cap and Premier

Institutional Diversified Equity Funds

INVESTMENT ADVISORY AGREEMENT

TRANSAMERICA INVESTORS, INC.

This Agreement, entered into as of February 1, 2005 between Transamerica Investors, Inc., a corporation organized and existing under the laws of the State of Maryland (referred to herein as the “Corporation”), and Transamerica Investment Management, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Adviser”) and registered as an investment adviser under the Investment Advisers Act of 1940, to provide investment advisory services to certain series of shares of the Corporation as listed on the attached Schedule A to this Agreement (each a “Fund,” collectively the “Funds”).

The Corporation is registered as an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and consists of multiple Funds. On behalf of the Funds, the Corporation wishes to retain the investment advisory services of Adviser. Adviser desires to furnish services to the Corporation and to perform the functions assigned to it under this Agreement for the consideration provided. Accordingly, the parties have agreed as follows:

1. Appointment. The Corporation hereby appoints Adviser as the Corporation’s investment adviser with respect to the Funds for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified. In all matters relating to the performance of this Agreement, Adviser will act in material conformity with the Corporation’s Articles of Incorporation, Bylaws and current registration statement applicable to the Funds as it may be supplemented from time to time, and with the instructions and direction of the Board of Directors of the Corporation, and will conform to and comply with the 1940 Act and all other applicable federal or state laws and regulations.

2. Investment Advisory Services. In its capacity as investment adviser to the Corporation, Adviser shall have the following responsibilities:

(a) to provide a continuous investment program for each Fund including advice as to the acquisition, holding or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time, consistent with the Corporation’s Articles of Incorporation and the Fund’s investment objective and policies adopted and declared by the Board of Directors and stated in the Fund’s current prospectus;

(b) to cause the officers and employees of the Adviser to attend meetings and furnish oral or written reports, as the Corporation may reasonably require, in order to keep the Directors and appropriate officers of the Corporation fully informed as to the conditions of the investment securities of each Fund, the investment recommendations of Adviser, and the investment considerations which have given rise to those recommendations; and

(c) to supervise the purchase and sale of securities including the selection of brokers and dealers to execute such transactions, consistent with Section 5 hereof.

3. Obligations of Corporation. The Corporation shall have the following obligations under the Agreement:

(a) to keep Adviser continuously and fully informed as to the composition of the investment portfolio of each Fund and the nature of all of its assets and liabilities from time to time;

(b) to furnish Adviser with a certified copy of any financial statement or report prepared for the Corporation by a certified or independent public accountants, and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

(c) to furnish Adviser with any further materials or information which Adviser may reasonably request to enable it to perform its functions under this Agreement; and

(d) to compensate Adviser for its services in accordance with the provisions of Section 4 hereof.

4. Compensation. The Fund shall pay to Adviser for its services a fee, computed daily and paid monthly, payable on the last day of each month during which or part of which this Agreement is in effect, as set forth in Schedule A attached to this Agreement, as it may be amended from time to time in accordance with Section 15 below. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate pro-ration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

5. Brokerage Commissions. For purposes of this Agreement, brokerage commissions paid by a Fund upon the purchase or sale of its portfolio securities shall be considered a cost of securities of that Fund and shall be paid by the Fund. Adviser is authorized and directed to place the Fund’s securities transactions, only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates; provided, however, that Adviser, consistent with its obligation to achieve best execution of the Fund’s securities transactions, may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of Adviser. Notwithstanding the foregoing, the Corporation shall retain the right to direct the placement of all securities transactions of a Fund, and the Directors may establish policies or guidelines to be followed by Adviser in placing portfolio transactions for the Fund pursuant to the foregoing provisions. Adviser shall report on the placement of portfolio transactions as directed by the Directors of the Corporation.

6. Purchases by Affiliates. Neither Adviser nor any officer, director or employee thereof shall take a long or short position in the securities issued by a Fund. This prohibition, however, shall not prevent the purchase from the Fund of shares issued by the Fund on behalf of the Corporation, by the officers, directors or employees of Adviser (or by deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted by the Fund’s current prospectus, in accordance with Section 22(d) of the 1940 Act and the regulations thereunder.

7. Term. This Agreement shall continue in effect with respect to a Fund, unless sooner terminated as provided herein, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Directors of the Corporation who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Directors of the Corporation or the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

8. Termination. This Agreement may be terminated at any time, without penalty, by the Directors of the Corporation, or with respect to a Fund, by the shareholders of that Fund acting by vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act), provided in either case that 60 days’ written notice of termination be given to Adviser at its principal place of business. This Agreement may be terminated by Adviser at any time by giving 60 days’ written notice of termination to the Corporation, addressed to its principal place of business.

9. Use of Name. If this Agreement is terminated and Adviser no longer serves as investment adviser to the Fund, Adviser reserves the right to withdraw from the Corporation the use of the name with respect to the Fund or any name misleadingly implying a continuing relationship between the Fund and Adviser or any of its affiliates.

10. Liability of Adviser. Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Corporation or a Fund or any shareholder of a Fund for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in its performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

11. Assignment. This Agreement shall terminate automatically in the event of any assignment (as the term is defined in Section 2(a)(4) of the 1940 Act) of this Agreement.

12. Amendments. This Agreement may be amended with respect to a Fund only with the approval by the affirmative vote of a majority of the Directors of the Company and a majority of Directors of the Corporation who are not parties hereto or interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of such amendment. Such an amendment shall require the affirmative vote of majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act) to the extent required by the 1940 Act and the rules thereunder.

13. Prior Agreements. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

14. Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be delivered.

15. Limitation of Liability. A copy of the Corporation’s Articles of Incorporation is on file with the Secretary of the State of Maryland, and notice is hereby given that this Agreement is executed on behalf of the Directors as Directors of the Corporation and not individually, and that the obligations under this Agreement are not binding upon any of the Directors, officers, shareholders, agents or employees of the Corporation individually, but binding only upon the assets and property of the Corporation.

The parties hereto have caused this Agreement to be executed as of February 1, 2005.

Transamerica Investors, Inc.

By:	/s/ Kim D. Day
Name:	Kim D. Day
Title:	Vice President

Transamerica Investment Management, LLC

By:	/s/ John R. Riazzi
Name:	John R. Riazzi
Title:	Chief Executive Officer

SCHEDULE A

NAME OF FUND	ADVISORY FEE	EXPENSE CAP
Transamerica Premier Institutional Bond Fund	0.43% of the Fund’s average daily net assets	0.45%

Transamerica Premier Institutional Small/Mid Cap Value Fund	0.83% of the Fund’s average daily net assets	0.85%

Transamerica Premier Institutional Diversified Equity Fund	0.73% of the Fund’s average daily net assets	0.75%